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                                                                   EXHIBIT 10.12

     CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATIONS OF THE OMITTED MATERIALS ARE INDICATED BY THE FOLLOWING NOTATION: [***]

                          TECHNOLOGY TRANSFER AGREEMENT

THIS TECHNOLOGY TRANSFER AGREEMENT ("Agreement") is made as of November 30, 2002, between Allegro MicroSystems, Inc., a Delaware corporation with its principal offices at 115 Northeast Cutoff, Worcester, Massachusetts 01615 ("Allegro"); and Sanken Electric Co., Ltd., a Japanese corporation with its principal offices at 3-6-3 Niiza-shi, Saitama, Japan ("Sanken").

WHEREAS, Allegro provided Sanken access to certain technology developed by Allegro for the purpose of assisting Sanken in the development of SBCD3 technology, and Sanken provided Allegro access to certain technology developed by Sanken for the purpose of assisting Allegro in the development of ABCD3 technology, and the parties now wish to provide for payment in consideration of access to the technology that the parties have granted each other pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1.   Background History.

In July of 1997, Allegro and its parent company, Sanken, were in the process of developing similar technologies as part of their product development efforts. These technologies were to be derived from [***] BCD technology for applications in the automotive and office automation industries. Pursuant to a management decision, Allegro and Sanken shared information and cooperated in planning the development of the new technologies. The parties ultimately decided to build the new technologies from the starting point of certain technology developed by Allegro and Sanken prior

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to July of 1997. Thereafter, development proceeded along two separate paths as each party intended to have different applications specific to their market. In the case of Allegro, the new technology was known as ABCD3 and was intended for [***] capability, whereas Sanken's new technology was known as SBCD3 and was intended for [***] capability.

After July of 1997, Allegro and Sanken coordinated their research and development activities. Their relevant new technologies of ABCD3 and SBCD3 were developed by cross-exploitation of each party's know-how, information, and assistance; however, the parties separately paid for their respective development costs. It was ultimately determined, by way of an independent valuation, that at the time of such technology exchange the value of Allegro's technology was approximately $[***] and the value of Sanken's technology was approximately $[***]. As a result, it was agreed that Sanken would recognize receipt of a net benefit of $[***] to be compensated to Allegro.

The parties now wish to memorialize their understanding concerning this matter, and provide for a transfer of the applicable technology in exchange for a monetary payment.

2.   Transfer of Technology.

It is hereby confirmed that, effective as of July of 1997, Allegro conveyed to Sanken, and Sanken conveyed to Allegro, a permanent, worldwide, nonexclusive, royalty-free license to utilize the "Technology" as defined below, without restriction as to the use or transferability of the Technology. In conformance with standard commercial practice, unrestricted use and transferability shall mean that either party may use or transfer the technology providing that, consistent with traditional commercial practice, such use or transfer is not for or to a competitor of either party.

For purposes of this Agreement, the term "Technology" means the know-how and expertise of Allegro/Sanken with respect to in-process BCD technology that was made available to, or utilized by, Sanken/Allegro in the development efforts that are the subject of this Agreement, including any concepts, designs, drawings, specifications, formulations or other technical information inherent therein.


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3.   Payment for Transfer.

In exchange for the conveyance of the Technology, Sanken agrees pay Allegro the amount of $[***], calculated as the sum of the following:

(a) The Technology value of $[***] as of July of 1997 as stipulated in Section 1 of this Agreement.

(b) Interest from August 1, 1997 through November 30, 2002, compounded annually at a rate of [***]%, [***], which rate is equal to the [***] commencing August 1, 1997.

In the event that payment is made after November 30, 2002, Allegro shall be entitled to additional interest of [***]% per annum on the payment amount described above from December 1, 2002 until the date of payment.

4.   Disclaimer of Warranty.

The Technology conveyed pursuant to this Agreement was made available by each party on an "as is" basis. Sanken and Allegro each acknowledge that neither party makes any warranty regarding the Technology.

5.   Ownership of Subsequent Technologies.

Allegro and Sanken shall independently own any advancements or improvements of ABCD3 or SBCD3 technology that they may respectively develop, as well as any new technologies based on ABCD3 that Allegro may develop or any new technologies based on SBCD3 that Sanken may develop. Notwithstanding the foregoing, in the event that either party desires to utilize technology owned by the other party (other than the Technology licensed hereunder), the parties shall cooperate to determine the appropriate terms of a technology license and royalty arrangement.


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6.   Further Actions.

The parties agree to cooperate and take such further actions as may be reasonably necessary in order to effectuate the intent of this Agreement, including execution of documents to convey the Technology.

7.   Language.

This Agreement was drafted and executed in English. Any translation into Japanese or another language shall not impact the interpretation of this Agreement.

8.   Choice of Law.

This Agreement shall be construed in accordance with Massachusetts law.

9.   Entire Agreement; Amendment.

This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes any prior agreements or communications. This Agreement may be amended only by a written document signed by an authorized representative of each party.

IN WITNESS WHEREOF, the parties hereto have caused this Technology Transfer Agreement to be executed as of the date set forth in the first paragraph hereof.

ALLEGRO MICROSYSTEMS, INC.              SANKEN ELECTRIC CO., LTD.


/s/ Dennis Fitzgerald                   /s/ Hirohito Sekine
-------------------------------------   ----------------------------------------
Dennis Fitzgerald                       Hirohito Sekine
President                               Senior Managing Director


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